Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES EARNINGS

CONTACT: Neil Hayslett, EVP/Chief Administrative Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—April 28, 2016—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter ended March 31, 2016. Selected highlights for the year include:

●	Net income of $2.1 million

●	Net interest margin of 4.39%

●	Net interest income increased $495 thousand

●	Charge-offs of only $42 thousand

●	Loan held for investment increased $12.8 million

Dean Withers, President and CEO, commented “We are pleased to announce first quarter earnings of $2.1 million. This represents our best first quarter ever and is an 11.7% increase over the comparable quarter in 2015. Loan demand was strong across all lines of business and geographic markets with the growth in loans held for investment totaling $12.8 million.”

Withers continued, “Non-performing loans were virtually unchanged from year end and are down marginally from the same period in 2015. A large portion of the non-performing loans are to a few borrowers in the construction and land development portfolios. With indications of a number of properties under contract and strong construction demand we expect these past dues to decline as we move into the spring and summer seasons. We have now completed four consecutive quarters without funding the provision for loan losses, yet due to nominal charge-offs our allowance for loan losses remains strong at 1.57% of loans held for investment.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s eleven banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F&M Bank Corp.
Key Statistics

	2016	2015
	Q1	Q4	Q3	Q2	Q1
Net Income (000's)	$2,090	$2,181	$2,189	$2,176	$1,871
Net Income available to Common	$1,962	$2,053	$2,062	$2,049	$1,743
Earnings per common share	$0.60	$0.62	$0.63	$0.62	$0.53

Return on Average Assets	1.27%	1.33%	1.39%	1.42%	1.25%
Return On Average Equity	10.07%	10.59%	11.28%	11.63%	10.38%
Dividend Payout Ratio	31.67%	30.65%	28.57%	29.03%	33.96%

Net Interest Margin	4.39%	4.39%	4.41%	4.46%	4.46%
Yield on Average Earning Assets	4.91%	4.88%	4.88%	4.93%	4.94%
Yield on Average Interest Bearing Liabilities	0.74%	0.71%	0.67%	0.66%	0.67%
Net Interest Spread	4.17%	4.17%	4.21%	4.27%	4.27%

Provision for Loan Losses (000's)	$-	$-	$-	$-	$300
Net Charge-offs	$42	$88	$45	$24	$86
Net Charge-offs as a % of Loans	0.01%	0.02%	0.01%	0.005%	0.02%
Non-Performing Loans (000's)	$6,709	$6,526	$6,386	$7,299	$7,174
Non-Performing Loans to Total Assets	0.98%	0.98%	0.97%	1.13%	1.11%
Non-Performing Assets (000's)	$9,486	$8,918	$8,848	$9,744	$9,943
Non-Performing Assets to Assets	1.38%	1.34%	1.35%	1.50%	1.54%

Efficiency Ratio	61.19%	58.93%	57.05%	59.65%	60.36%

(1) The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2) The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a large percentage of its income to expenses.

F & M Bank Corp.

Financial Highlights

	For Three Months Ended March 31
INCOME STATEMENT	Unaudited 2016	Unaudited 2015
Interest and Dividend Income	$7,634,436	$7,010,955
Interest Expense	813,556	685,108
Net Interest Income	6,820,880	6,325,847
Non-Interest Income	699,354	744,817
Provision for Loan Losses	-	300,000
Other Non-Interest Expenses	4,733,217	4,382,488
Income Before Income Taxes	2,787,017	2,388,176
Provision For Income Taxes	693,703	491,956
Less Minority Interest income	3,763	25,669
Net Income	$2,089,551	$1,870,551
Dividend on preferred stock	127,500	127,500
Net Income available to common shareholders	$1,962,051	$1,743,051
Average Common Shares Outstanding	3,285,373	3,292,872
Net Income Per Common Share	.60	.53
Dividends Declared	.19	.18

BALANCE SHEET	Unaudited March 31, 2016	Unaudited March 31, 2015
Cash and Due From Banks	$7,001,425	$6,708,483
Interest Bearing Bank Deposits	1,300,614	816,070
Federal Funds Sold	-	-
Loans Held for Sale	66,468,292	59,225,763
Loans Held for Investment	556,893,697	526,649,487
Less Allowance for Loan Losses	(8,739,809)	(8,938,465)
Net Loans Held for Investment	548,153,888	517,711,022
Securities	25,888,234	24,415,364
Other Assets	39,225,323	36,443,684
Total Assets	$688,037,776	$645,320,386

Deposits	$495,702,478	$483,426,995
Short Term Debt	46,624,663	45,763,311
Long Term Debt	47,178,571	24,750,000
Other Liabilities	14,298,539	12,237,956
Total Liabilities	603,804,251	566,178,262
Preferred Stock	9,425,123	9,125,123
Common Equity	74,808,402	69,717,001
Stockholders’ Equity	84,233,525	79,142,124
Total Liabilities and Stockholders’ Equity	$688,037,776	$645,320,386
Book Value Per Common Share	$22.77	$21.17
Tangible Book Value Per Common Share	$22.61	$20.92

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer
540-896-8941 or NHayslett@FMBankVA.com